CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and
Shareholders of Alliance Towers, Inc.
Sarasota, Florida


We hereby consent to the incorporation by reference in this Registration Statement of Alliance Towers, Inc., on Form SB-2, of our audit report dated April 21, 2003, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, of Alliance Towers, Inc., for the year ended December 31, 2002, and to all references to our firm included in this Registration Statement.



/s/ HJ & Associates, LLC
----------------------------
HJ & Associates, LLC
Salt Lake City, Utah
December 24, 2003